UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2007

MICHAEL FOODS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-112714	13-4151741
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Carlson Parkway, Suite 400 Minnetonka, Minnesota	55305
(Address of Principal Executive Offices)	(Zip Code)

(952) 258-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Employment Agreement.

General. On April 2, 2007, Michael Foods, Inc. (the “Company”) and its indirect parent, Michael Foods Investors, LLC (the “LLC”), entered into an Employment Agreement with David S. Johnson (the “Employment Agreement”). Under the Employment Agreement, Mr. Johnson is employed as the President, Chief Operating Officer and Chief Executive Officer-Elect of the Company for a term of two years, subject to automatic one year extensions. If still employed by the Company in December 2007, Mr. Johnson will be elected Chief Executive Officer.

Mr. Johnson’s base salary is at least $650,000, subject to an increase to $750,000 upon the promotion of Mr. Johnson to the position of Chief Executive Officer. Mr. Johnson is also entitled to participate in an annual bonus program. For 2007, Mr. Johnson is guaranteed a minimum bonus of 50% of the base salary actually paid to him in 2007.

Termination Provisions. Mr. Johnson’s employment (i) shall terminate automatically upon his death, (ii) may terminate at our option with or without cause or upon disability and (iii) may terminate at the option of Mr. Johnson for good reason. If Mr. Johnson’s employment is terminated by his death or disability, Mr. Johnson, or his estate or beneficiaries, will receive a payment equal to any annual base salary through the date of termination not yet paid, plus the target bonus for the year prorated for the months of employment in that year, plus any eligible unpaid other benefits. In addition, Mr. Johnson will receive two times (unless his termination occurs before the Company’s December 2007 board meeting, then only one time) the total of Mr. Johnson’s current annual base salary and target bonus payable in monthly installments. In addition, Mr. Johnson will receive for two years (unless his termination occurs before the Company’s December 2007 board meeting, then only for one year) following the termination date, or until such earlier times as Mr. Johnson becomes eligible to receive comparable benefits, certain medical, dental and life insurance benefits for himself and his family.

If Mr. Johnson’s employment is terminated for cause or he terminates without good reason, as described below, Mr. Johnson will receive his annual base salary through the date of termination and other benefits not yet paid under any plan, program, policy, contract or agreement with or practice of the Company. “Good reason” includes, among other things, any diminution in position, authority, duties and responsibilities or any requirement to relocate or failure to be appointed Chief Executive Officer in December 2007. If Mr. Johnson terminates his employment for good reason or if the Company terminates his employment other than for cause, death or disability, Mr. Johnson will receive a lump sum in an amount equal to any annual base salary through the date of termination not yet paid, plus the target bonus for the year prorated for the months of employment in that year, plus any eligible unpaid other benefits, plus the guaranteed bonus if terminated prior to the December 2007 board meeting. In addition, Mr. Johnson will receive two times (unless his termination occurs before the Company’s December 2007 board meeting, then only one time) the total of Mr. Johnson’s current annual base salary and target bonus payable in installments. In addition, Mr. Johnson will receive for two years

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(unless his termination occurs before the Company’s December 2007 board meeting, then only for one year) following the termination date, or until such earlier time as Mr. Johnson becomes eligible to receive comparable benefits, certain medical, dental and life insurance benefits for himself and his family.

Mr. Johnson may also be eligible to receive an additional payment of any excise tax imposed by Section 4999 of the Internal Revenue Code in connection with payments made in connection with any future transactions, as well as an additional payments to cover any applicable taxes such that he will retain an amount equal to the excise taxes, after all income taxes, interest and penalties associated with all such payments, subject to certain limitations.

Mr. Johnson is subject to non-competition, non-solicitation and no-hire agreements.

Unit Subscription Agreement. Concurrently with execution of the Employment Agreement, the LLC entered into a Senior Management Unit Subscription Agreement with Mr. Johnson dated as of April 2, 2007 under which Mr. Johnson purchased 7,500 Class D Units of the LLC for an aggregate purchase price of $500,000. The Class D Units are subject to time vesting in three equal installments commencing on the first anniversary of April 2, 2007. The Class D Units fully vest upon a change of control of the LLC. The Class D Units are subject to certain call rights of the LLC upon termination of Mr. Johnson’s employment.

Amendments to Limited Liability Company Agreement and Securityholders Agreement of the LLC. Concurrently with the execution of the Employment Agreement, the LLC entered into amendments dated as of April 2, 2007 to (1) its Limited Liability Company Agreement in order to create a new class of units, Class D Units, of the LLC which participate in distributions of the LLC after a certain threshold amount of distributions have been made to all other unitholders of the LLC, and (2) its Securityholders Agreement in order to include the Class D Units in the description of units of the LLC subject to such agreement.

Indemnity Agreement. In connection with the appointment of Mr. Johnson as an officer of the Company, the Company entered into an Indemnity Agreement with Mr. Johnson dated as of April 2, 2007 under which the Company agrees to indemnify Mr. Johnson to the fullest extent permitted under Delaware law against claims, losses and expenses arising out of acts taken by him in his capacity as an officer or director of the Company and its affiliates, subject to certain limitations.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICHAEL FOODS, INC.

Date: April 6, 2007	By:	/s/ Gregg A. Ostrander
	Its:	Chairman and Chief Executive Officer